EXHIBIT 8.2

[Form of Opinion of Latham & Watkins LLP as to Tax Matters]

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[—], 2011

Nicor Inc.

1844 Ferry Road

Naperville, Illinois 60563

Re:	Agreement and Plan of Merger, dated as of December 6, 2010, by and among

AGL Resources Inc., Apollo Acquisition Corp., Ottawa Acquisition LLC and Nicor Inc.

Ladies and Gentlemen:

We have acted as counsel to Nicor Inc., an Illinois corporation (the “Company”), in connection with (1) the proposed merger (the “Merger”) of Apollo Acquisition Corp., an Illinois corporation (“Merger Sub”) and wholly-owned subsidiary of AGL Resources Inc., a Georgia corporation (“Parent”), with and into the Company in accordance with the Illinois Business Corporation Act of 1983 (the “IBCA”), with the Company continuing as the Surviving Corporation, and (2) immediately following the effectiveness of the Merger, the proposed merger of the Company with and into Ottawa Acquisition LLC, an Illinois limited liability company (“Merger LLC”) and a wholly-owned subsidiary of Parent, in accordance with the IBCA and the Illinois Limited Liability Company Act, with Merger LLC continuing as the Surviving Company (the “Subsequent Merger” and, together with the Merger, the “Transaction”), in each case pursuant to the Agreement and Plan of Merger dated as of December 6, 2010, by and among Parent, Merger Sub, Merger LLC and the Company (the “Merger Agreement”). This opinion is being delivered in connection with Parent’s Registration Statement on Form S-4, including the joint proxy statement/prospectus, filed by Parent on February 4, 2011 with the Securities and Exchange Commission, relating to the proposed Transaction (as amended through the date hereof, the “Registration Statement”) to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Registration Statement (other than statements of United States federal income tax law or legal conclusions with respect thereto), (iii) the representations made by the Company and Parent, Merger Sub and Merger LLC in their respective letters which will be delivered to us in connection with this opinion, and (iv) such

[—], 2011

other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are valid and authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. The Transaction will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein, and the Merger and the Subsequent Merger each will be effective under applicable state law;

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us (other than statements of United States federal income tax law or legal conclusions with respect thereto contained in the Registration Statement) are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which will make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the effective time of the Subsequent Merger;

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time and the effective time of the Subsequent Merger, in each case without such qualification; and

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, we hereby confirm that the discussion in the Registration Statement entitled “The Proposed Merger — Material United States Federal Income Tax Consequences of the Transaction” is our opinion insofar as it sets forth U.S. federal income tax consequences of the Transaction.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

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Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2. No opinion is expressed as to any transaction other than the Transaction as described in the Merger Agreement, or to any transaction whatsoever, including the Transaction, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof, or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you, and is solely for your use in connection with Parent’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial or regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of our opinion under the caption “Material United States Federal Income Tax Consequences of the Transaction” and to the reference to our firm name therein under the captions “Material United States Federal Income Tax Consequences of the Transaction” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,